EXHIBIT 99 2(a)(1)

CERTIFICATE OF FORMATION

OF

UBS PW OPPORTUNITY FUND, L.L.C.

Under Section 18-201 of the Delaware Limited Liability Company Act

          The undersigned, being an authorized person under Section 18-201 of the Limited Liability Company Act of the State of Delaware, hereby certifies:

           FIRST:     The name of the limited liability company is UBS PW OPPORTUNITY FUND, L.L.C. (the "Company").

          SECOND:      The address of the Company’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle (Zip Code 19808). The name of its registered agent at such address is Corporation Service Company.

          IN WITNESS WHEREOF, the undersigned has signed this Certificate on this 4th day of September 2002.

ADVISER: PW FUND ADVISOR, L.L.C By: /s/ Michael Mascis Name: Michael Mascis Title: Authorized Person